Filed Pursuant To Rule 433
Registration No. 333-167132
October 20, 2011
STATE STREET GLOBAL ADVISORS State Street Financial Center One Lincoln Street, 30th Floor Boston, MA 02111 PRESORTED FIRST CLASS MAIL U.S. POSTAGE PAID BROCKTON .MA PERMIT NO. 243 Are your clients holding enough gold? Get the facts and ask the experts. Scan this QR code. Mr. Sample A. Sample Company Address line 1 Address line 2 Town, XX 01234-5678 SPDRETFs.info/EXPOSURE Holding a commodities index provides adequate exposure to gold, right? Perhaps—if you consider 0.65% adequate exposure. WORLD GOLD COUNCIL SPDR GLD GOLD SHARES Precise in a world that isn’t:

SPDR GLD GOLD SHARES Precise in a world that isn’t: A 5% portfolio weighting in a typical commodities index can leave an investor with just 0.17%—0.65% of their portfolio in gold—hardly enough to realize the benefits that gold may provide.[1] Learn about the surprising portfolio benefits that gold may provide and take the opportunity to pose your questions to State Street product experts. [1] A 5% portfolio allocation to the S&P GSCI® or the Dow Jones-UBS Commodity IndexSM, two of the most commonly used commodities indexes, would yield portfolio weightings of 0.17% and 0.65%, respectively, in gold. Source: Standard & Poor’s S&P GSCI Fact Sheet 8/31/2011 and Dow Jones-UBS Commodity Index Fact Sheet 9/1/2011. Learn more and ask the experts. Visit SPDRETFs.info/EXPOSURE today. Learn more about gold or pose a question to a State Street product expert, at SPDRETFs.info/EXPOSURE FOR INVESTMENT PROFESSIONAL USE ONLY. NOT FOR PUBLIC USE. Important Information Relating to SPDR Gold Shares Trust: The SPDR Gold Shares Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. “SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 866.787.2257 • www.spdrgoldshares.com. Not FDIC Insured — No Bank Guarantee — May Lose Value IBG-4790 Exp. Date: 6/30/2012 MIX Paper from responsible sources FSC C018500

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.